Exhibit (k)(xxxiii)

Exhibit 4.7
EXECUTION VERSION

AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT
DATED SEPTEMBER 18, 2012
AMONG
ALIBABA GROUP HOLDING LIMITED
AND
THE PERSONS WHOSE NAMES ARE SET OUT IN SCHEDULE 1

Table of Contents
Page
1.	Definitions	1
2.	Amendment of Previous Registration Rights Agreement	8
3.	U.S. Qualified IPO Request; Other Demand Registration	8
4.	Piggyback Rights	10
5.	Registration Form S-3 or Form F-3	12
6.	Company Obligations	14
7.	Provision of Information	17
8.	Delay of Registration	18
9.	Indemnification	18
10.	"Market Stand-Off" Agreement	21
11.	Resale Rights and Marketing Support.	23
12.	Limitation on Subsequent Registration Rights	24
13.	Termination of the Company's Obligations	25
14.	Rule 144 Reporting	25
15.	Assignment and Amendment	25
16.	Notices	26
17.	Entire Agreement	26
18.	Severability	26
19.	Delays or Omissions	27
20.	Third Parties	27
21.	Successors and Assigns	27
22.	Counterparts	27
23.	Costs and Attorney's Fees	27
24.	Aggregation of Shares	28
25.	Governing Law	28

i

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this "Agreement"), which amends and restates that Registration Rights Agreement, dated October 24, 2005 (the "2005 RRA"), among ALIBABA GROUP HOLDING LIMITED, a company incorporated in the Cayman Islands with its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P.O. Box 847, Grand Cayman, Cayman Islands (the "Company") of the first part; and THE PERSONS WHOSE NAMES ARE SET OUT IN SCHEDULE 1 THERETO, is adopted on this 18th day of September, 2012.
WHEREAS, the Company and certain shareholders of the Company are party to the 2005 RRA;
WHEREAS, the Company, Yahoo! Inc., a Delaware Corporation ("Yahoo"), and Yahoo! Hong Kong Holdings Limited, a Hong Kong corporation, have entered into that certain Share Repurchase and Preference Share Sale Agreement, dated as of May 20, 2012 (the "Share Repurchase Agreement"), and in connection therewith wish to amend the 2005 RRA effective immediately prior to the Initial Repurchase Closing (as defined in the Share Repurchase Agreement);
WHEREAS, the Shareholders who have consented to the amendment and restatement of the 2005 RRA set forth in this Agreement (together with the Company, collectively, the "Parties", and each, a "Party") collectively own at least 70% of the outstanding ordinary shares of the Company; and
WHEREAS, in accordance with Section 13.2 of the 2005 RRA, the Parties desire to amend and restate the 2005 RRA in its entirety, as set forth herein.
NOW THEREFORE, in consideration of the mutual promises and obligations contained herein, the Parties agree that the 2005 RRA is hereby amended and restated in its entirety as set forth herein and agree as follows:
1.	Definitions
1.1          In this Agreement and the Schedules, unless the context otherwise requires, the following words and expressions shall have the meaning set out against them:
"2005 RRA" has the meaning set forth in the Recitals;
"Affiliate" means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or other arrangement, as trustee or executor, or otherwise;
"Agreement" has the meaning set forth in the Preamble;

"Articles" means the Memorandum & Articles of Association of the Company as the same may be amended from time to time;
"Board" means the board of directors of the Company;
"Commission" means the United States Securities and Exchange Commission or any other federal agency at the time being administering the Securities Act or the Exchange Act;
"Company" has the meaning set forth in the Preamble;
"Company Initiated Allowable Amount" has the meaning set forth in Section 4.5;
"Company Initiated Marketed Offering" has the meaning set forth in Section 10.1;
"Company Specified Holders" means any Person or Persons specified by the Company from time to time which Person or Persons hold Shares or other Equity Interests issued by the Company (x) in connection with "Project Dawn" in the second half of the Company's fiscal year ended December 31, 2011 and the Company's first quarter ended March 31, 2012 or (y) after the date of the Share Repurchase Agreement and on or before the date of this Agreement. The name of any Person or Persons so specified by the Company shall be added at any time and from time to time to Schedule II hereto, and may be removed at any time and from time to time by the Company;
"Competitor" means any person, company, corporation or entity, or is related to an Affiliate, for which:
(i)           more than twenty-five percent (25%) of its revenues are derived from the publication of supplier product catalogs, supplier price information or supplier listings targeted at the trade buyer community, through paper, print, internet or other form of electronic media; and
(ii)          the majority of its revenue models and products are substantially similar to the majority of the Company's revenue models and products; and
(iii)         its target paying customer market is substantially similar to that of the Company's;
In the event of any dispute between the relevant parties as to the meaning of a "Competitor", the Board of Directors shall, in good faith, reasonably determine if such party is a "Competitor" having regard to underlying circumstances and the relevant Shareholder shall accept such determination by the Board to be final and conclusive.
"Contracts" means any loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, warranties, licenses, franchises, permits, powers of attorney, purchase orders, leases, and other agreements, contracts, instruments, obligations, offers, legally binding commitments, arrangements and understandings, written or oral.

"Control" has the meaning set forth in Section 1.1;
"Demand Allowable Amount" has the meaning set forth in Section 3.5;
"Demand Initiating Holder" has the meaning set forth in Section 11.2;
"Demand Marketed Offering" has the meaning set forth in Section 11.2;
"Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, and any successor to such statute or such rules and regulations;
"Final Prospectus" has the meaning set forth in Section 9.5;
"Form A1" means the listing application form required to be submitted to the Hong Kong Stock Exchange by a listing applicant for the listing of its equity or debt securities on the Main Board of the Hong Kong Stock Exchange;
"Form S-1", "Form S-3", "Form F-1" and "Form F-3" means respective forms under the Securities Act as are in effect on the date hereof, such other forms available to a registrant similar to the Company or any successor registration forms to such registration forms under the Securities Act subsequently adopted by the SEC or any other form which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC or any similar form existing under the securities laws of any appropriate jurisdiction;
"Governmental or Regulatory Authority" means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or regulation, including any stock or securities exchange, government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization;
"held by or sold to the public" (i) in the case where the Ordinary Shares are listed on the Hong Kong Stock Exchange, has the meaning given to it under Rule 8.24 of the Hong Kong Listing Rules and (ii) in the case where the Ordinary Shares are not listed on the Hong Kong Stock Exchange, the Ordinary Shares that are held by persons who purchased shares through a Public Offering or purchased shares from a Person other than the Company;
"Holder" means (i) any person owning of record Registrable Securities or any assignee of record of such Registrable Securities to whom rights under such Sections have been duly assigned in accordance with this Agreement and (ii) any Company Specified Holders.
For any Holder that is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "Holder", and any pro rata reduction with respect to such "Holder" as provided in Sections 3.5 and 4.5 shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "Holder", as defined in this sentence;
"Hong Kong Listing Rules" means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;
"Hong Kong Stock Exchange" means The Stock Exchange of Hong Kong Limited;
"Initial Public Offering" means the first Public Offering of Shares following the date of this Agreement without regard to which entity initiated the Public Offering of Shares;
"Initiating Holders" has the meaning set forth in Section 5.2;
"Large Resale" has the meaning set forth in Section 11.1;
"Listing Date" means the first day on which the Ordinary Shares commence trading on the Hong Kong Stock Exchange;
"Lockup Parties" has the meaning set forth in Section 10.1.
"Management Member" has the meaning set forth in the New Shareholders Agreement, dated as of the date hereof, by and among Yahoo! Inc., SOFTBANK CORP., and the Management Members (as defined therein);
"Marketing Efforts" has the meaning set forth in Section 11.2;
"Maximum Amount" has the meaning set forth in Section 11.2;
"Non-Demand Initiating Holder" has the meaning set forth in Section 11.2;
"Offering Document" means any Registration Statement or listing prospectus or other document under applicable Law of any relevant jurisdiction for purposes of effecting a public offering or listing of securities of the Company;
"Ordinary Shares" means ordinary shares of US $0.000025 par value in the capital of the Company having the rights set out in the Articles;
"Parties" and "Party" have the meanings set forth in the Recitals;
"PRC" means the People's Republic of China (for the purpose of this Agreement, not including the Hong Kong Special Administrative Region, the Macao Special Administrative Region or Taiwan);
"Public Block Trade" has the meaning set forth in Section 11.4;
"Public Offering" means (i) in the case of an offering in the United States, a public offering of Shares pursuant to an effective Registration Statement under the Securities Act that results in a listing of the Shares on the New York Stock Exchange or NASDAQ, and, (ii) in the case of an offering in any other jurisdiction, any offering in which both retail and institutional investors are eligible to buy in accordance with the securities laws of such jurisdiction made together with an application for listing of those Shares and for the admission to trading of those Shares on a stock exchange in such jurisdiction;
"Qualified IPO" means a firm-commitment underwritten Initial Public Offering of Registrable Securities that meets the following criteria:
(i)           the aggregate gross cash proceeds (before deduction of underwriting discounts, commissions and offering expenses) of such initial public offering are at least US$3,000,000,000;
(ii)          the shares offered in such initial public offering are to be listed on the Hong Kong Stock Exchange or a U.S. national securities exchange, or with Yahoo!'s written consent, which is not to be unreasonably withheld, conditioned or delayed, a stock exchange located in the PRC;
(iii)         the gross offering price per share exceeds 110% of the Resale Per Share Price (as defined in the Share Repurchase Agreement); and
(iv)         one of the joint global coordinators of such initial public offering is the Specified Bank (as defined in the Share Repurchase Agreement);
provided that clause (i) shall not apply in the case of an Initial Public Offering requested by Yahoo pursuant to Section 3.1 of this Agreement, which request is not subsequently withdrawn by Yahoo.
"Register", "registered" and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document or a listing on an appropriate stock or securities exchange;
"Registration Expenses" means all expenses incident to performance of or compliance with Sections 3, 4 and 5 hereof by the Company, including without limitation all registration and filing fees, all listing fees, all fees and expenses of complying with securities or blue sky laws, all printing and automated document preparation expenses, all messenger and delivery expenses, fees and disbursements of valuation experts, industry consultants, counsel for the Company and of its independent public accountants, including the expenses of any special audits required by or incident to such performance and compliance (but excluding the compensation of regular employees of the Company which shall be paid-in any event by the Company) and the expenses of underwriters customarily paid by similarly situated companies in connection with underwritten offerings of equity securities to the public (including any qualified independent underwriter required in connection with such underwritten offering), excluding any such fees based on the proceeds of sales of Registrable Securities by selling Holders. With respect to expenses incurred in connection with Sections 3, 4 and 5, "Registration Expenses" shall include reasonable fees and disbursements of a single special counsel for the Holders;
"Registrable Securities" means:

(i)           any Ordinary Shares of the Company held by the Shareholders or by Company Specified Holders; and
(ii)          any Ordinary Shares issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, all such Ordinary Shares described in sub-clause (i) above but excluding in all cases any Registrable Securities sold by a person in a transaction in which rights under this Agreement are not assigned in accordance with this Agreement or any Registrable Securities sold to the public or sold pursuant to Rule 144 or Regulation S;
"Registrable Securities" shall cease to be "Registrable Securities" when
(i)           any such securities are sold by a party in a transaction in which rights herein are not assigned in accordance with this Agreement;
(ii)          an Offering Document with respect to the sale of such securities shall have become effective and such securities shall have been disposed of in accordance with such Offering Document; or
(iii)         such securities shall have been publicly distributed pursuant to an exemption from the registration requirements of the Securities Act, including distributions to the public pursuant to Rule 144 or Regulation S;
"Registrable Securities then Outstanding" means the number of Ordinary Shares which are Registrable Securities and (i) are then issued and outstanding; or (ii) are then issuable pursuant to the exercise or conversion of then outstanding and then exercisable options, warrants, or convertible securities;
"Registration Statement" means any registration statement under the Securities Act;
"Regulation S" means Regulation S promulgated under the Securities Act, and any successor rule or regulation thereto and as from time to time amended and in effect;
"Request Notice" has the meaning set forth in Section 3.1;
"Rule 144" means Rule 144 promulgated under the Securities Act, and any successor rule or regulation thereto, and in the case of any referenced Section of such rule, any successor Section thereto, collectively and as from time to time amended and in effect;
"SEC" or "Commission" means the United States Securities and Exchange Commission;
 "Section 3.3 Underwritten Offering" has the meaning set forth in Section 3.3;
"Securities Act" means the United States Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, and in the case of any referenced Section of any such statute, rule or regulation, any successor Section thereto, collectively and as from time to time amended and in effect;
"Share Repurchase Agreement" has the meaning set forth in the Preamble;
"Shareholders" and "Shareholder" means, collectively the Persons whose names are set out in Schedule 1 to this Agreement;
"Shares" means the Ordinary Shares, and a "Share" shall mean any one (1) of them;
"SB" means SOFTBANK CORP., a Japanese corporation, and its Affiliates;
"Subsidiary" means, with respect to any Person, each other Person in which the first Person (i) owns or controls, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests, (ii) holds the rights to more than fifty percent (50%) of the economic interest of such other Person, including an interest held through a VIE Structure or other contractual arrangements, (iii) has a relationship such that the financial statements of the other Person may be consolidated into the financial statements of the first Person under applicable accounting conventions, or (iv) is otherwise deemed as a subsidiary of the first Person for the purposes of the Hong Kong Listing Rules;
"US Initial Public Offering" means the first registered offering of securities of the Company under the Securities Act that results in a listing of the Shares on the New York Stock Exchange or NASDAQ;
"VIE Structure" means the investment structure a non-PRC investor uses when investing in a PRC company or business that typically operates in a regulated industry; under such investment structure, the onshore PRC operating entity and its PRC shareholders enter into a number of Contracts with the non-PRC investor (or a foreign invested enterprise incorporated in the PRC) and/or its onshore WFOE pursuant to which the non-PRC investor achieves control of the onshore PRC operating entity and also consolidates the financials of the onshore PRC entity with those of the offshore non-PRC investor;
"Violations" and "Violation" have the meanings set forth in Section 9.1;
"WFOE" means a wholly foreign owned enterprise formed under the Laws of the PRC;
"Yahoo" has the meaning set forth in the Recitals.
"YHK" means Yahoo! Hong Kong Holdings Limited, a Hong Kong corporation;
1.2          The expressions "Company", "Party" and "Shareholder" shall, where the context permits, include their respective successors and permitted assigns and any persons deriving title under them.

1.3          Any reference in this Agreement to a "person" includes any individual, company, body corporate or unincorporate or other juridical person, partnership, firm, joint venture or trust or any federation, state or subdivision thereof or any government or agency thereof.
1.4          Any reference in this Agreement to a "Recital", "Clause", "Section" "Appendix" or "Schedule" shall be construed as a reference to a clause or section of or a schedule to this Agreement.
1.5          Words importing the singular number shall include the plural and vice versa and words importing a gender shall include every gender.
1.6          Headings of Sections are for reference only and shall not affect the interpretation hereof.
2.	Amendment of Previous Registration Rights Agreement
2.1          Parties. The parties signatory to this Agreement hold more than 70% of the Shares and agree that this Agreement constitutes an amendment and restatement of the 2005 RRA under Section 13.2 thereof.
3.	U.S. Qualified IPO Request; Other Demand Registration
3.1          Request by Holders. If, at any time prior to a Qualified IPO, the Company shall receive a written request from the Holders (other than Company Specified Holders) of greater than thirty percent (30%) of the Registrable Securities then Outstanding (other than those held by Company Specified Holders) that the Company effect a US Initial Public Offering that is a Qualified IPO and file a Registration Statement covering the registration of Registrable Securities pursuant to this Section 3.1, then the Company shall, within twenty (20) days after the receipt of such written request, give written notice of such request ("Request Notice") to all Holders, and effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities which Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice (or such later time as agreed between the Company and the Holders), subject to the limitations of Section 3; provided, that the Company need not effect an Initial Public Offering pursuant to this Section 3.1 unless (i) the Initial Public Offering would constitute a US Initial Public Offering that is a Qualified IPO and (ii) the Registrable Securities requested by all Holders to be registered pursuant to such request is at least ten percent (10%) of all Registrable Securities then Outstanding.
3.2          Form. Any registration or filing effected pursuant to this Section 3 or Section 11 shall be on such form as the Company determines in its reasonable discretion.
3.3          Underwriting. If the Holders initiating a US Initial Public Offering pursuant to 3.1 or a Demand Marketed Offering pursuant to Section 11.2 intend to distribute the Registrable Securities covered by their request by means of an underwriting (each, a "Section 3.3 Underwritten Offering"), then they shall so advise the Company as a part of their request made pursuant to this Section 3 and the Company shall include such information in the Request Notice, and the provisions of sections 3.3 through 3.8 shall apply to such offering. In such event, the right of any Holder to include his Registrable Securities in such registration or filing shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Holders requesting such registration or filing) to the extent provided herein.
3.4          Underwriting Agreement. All Holders proposing to distribute their securities through a Section 3.3 Underwritten Offering shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting which, in the case of a US Initial Public Offering under Section 3.1, shall be selected by the Company and reasonably acceptable to the Holders holding fifty percent (50%) or more of the Registrable Securities to be underwritten and, in the case of a Demand Marketed Offering, shall be selected by the Holders initiating the Demand Marketed Offering with the Company entitled to appoint one joint global coordinator for such Demand Marketed Offering; provided that
(i)           any such underwriting agreement shall not impair the indemnification rights of the Holders granted under Section 9;
(ii)          the representations and warranties given by, and the other agreement on the part of, the Company to and for the benefit of the underwriter(s) shall also be made to and for the benefit of the Shareholders; and
(iii)         the Company shall ensure that no underwriter(s) requires any Holder to make any representations or warranties to, or agreements with, any underwriter(s) in an offering other than customary representations, warranties and agreements relating to such Holder's title to the Registrable Securities and authority to enter into the underwriting agreement and the truth and accuracy of any information provided by such Holder for purposes of such offering.
3.5          Cutback. Notwithstanding any other provision of Section 3, if, in connection with a Section 3.3 Underwritten Offering, the managing underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting (the "Demand Allowable Amount") shall be reduced as required by the underwriter(s) and the number of Shares that may be included in the registration will be allocated as follows:
In the case of a Demand Marketed Offering:
(i)           first, (i) up to 50% of the Demand Allowable Amount to the Demand Initiating Holder and (ii) up to 50% of the Demand Allowable Amount to the Company;
(ii)          second, up to the remaining Demand Allowable Amount, if any, to the Non-Demand Initiating Holder;
(iii)         third, up to the remaining Demand Allowable Amount, if any, pro rata among the other Holders on the basis of the number of shares requested to be included in the underwriting by each such other Holder; and

(iv)         fourth, up to the remaining Demand Allowable Amount, if any, to the Demand Initiating Holder.
(v)         In the case of an IPO initiated by Holders pursuant to Section 3.1:
(vi)        first, the maximum number of Registrable Securities requested to be included therein, pro rata among the respective Holders thereof on the basis of the amount of Registrable Securities requested to be included in such registration by each such Holder; and
(vii)       second, the maximum amount of other securities requested to be included therein (including any by the Company), pro rata among the holders of such other securities on the basis of the number of shares requested to be included in such registration by each such holder.
3.6          Withdrawal. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration or filing, as the case may be.
3.7          Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a US Initial Public Offering pursuant to Section 3.1 or a Demand Marketed Offering pursuant to Section 11.2or the filing of an Offering Document pursuant to this Section 3 or Section 11.2, a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company stating that in the good faith judgment of the Board of the Company, it would be seriously detrimental to the Company and its shareholders for such Offering Document to be filed or, if applicable, any Marketing Efforts (to the extent disclosure is required thereby) to be undertaken, and it is therefore essential to defer the filing of such Offering Document and any Marketing Efforts, then the Company shall have the right to defer such filing and any Marketing Efforts for a period of not more than ninety (90) days after receipt of the request of the Holders requesting such registration; provided, however, that
(i)           the Company may not utilize this right more than twice in any twelve (12) month period; and
(ii)          during such ninety (90) day period the Company shall not file a registration statement (or similar document) with respect to the public offering of securities of the Company.
3.8          Expenses. All Registration Expenses incurred in connection with an offering pursuant to this Section 3 or Section 11.2 shall be borne by the Company. The Company and each Holder participating in an offering pursuant to this Section 3 or Section 11.2 shall bear its proportionate share (based on the total number of shares sold in such offering) of all discounts and commissions payable to underwriters or brokers in connection with such offering.
4.	Piggyback Rights
4.1          Notice to Holders. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any Offering Document relating to a Company Initiated Marketed Offering (including, but not limited to, Offering Documents relating to secondary offerings of securities of the Company, but excluding Offering Documents relating to any employee benefit plan or a corporate reorganization or business combination) and will afford each such Holder an opportunity to include in such Offering Document all or any part of the

Registrable Securities then held by such Holder; provided, however, that the provisions of Section 4 will not apply in connection with an Initial Public Offering initiated by the Company and provided, further, that, following an Initial Public Offering, the Company may engage in one (1) Company Initiated Marketed Offering without providing the Holders with any of the participation or other rights set forth in this Section 4.
4.2          Notice to the Company. Each Holder desiring to include in any such Offering Document all or any part of the Registrable Securities held by such Holder shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such Offering Document. The Company thereupon will use its reasonable best efforts as a part of its filing of such Offering Document to effect the registration under the Securities Act or other applicable law of all Registrable Securities which the Company has been so requested to register by the Holder, to the extent required to permit the disposition of the Registrable Securities so to be registered.
4.3          Subsequent Offering Document. If a Holder decides not to include all of its Registrable Securities in any Offering Document thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Offering Document or Offering Documents as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.
4.4          Underwriting. If an Offering Document under which the Company gives notice under this Section 4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder's Registrable Securities to be included in an offering pursuant to this Section 4 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting; provided that
(i)           any such underwriting agreement shall not impair the indemnification rights of the Holders granted under Section 9;
(ii)          the representations and warranties given by, and the other agreements on the part of, the Company to and for the benefit of the underwriter(s) shall also be made to and for the benefit of the Shareholders; and
(iii)         the Company shall ensure that no underwriter(s) requires any Holder to make any representations or warranties to, or agreements with, any underwriter(s) in an offering other than customary representations, warranties and agreements relating to such Holder's title to the Registrable Securities and authority to enter into the underwriting agreement and the truth and accuracy of any information provided by such Holder for purposes of such offering.
4.5          Cutback. Notwithstanding any other provision of this Agreement, in connection with a Company Initiated Marketed Offering, if the managing underwriter determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting (the "Company Initiated Allowable Amount") shall be allocated
(i)           first, (i) up to 50% of the Company Initiated Allowable Amount to the Company and (ii) up to 50% of the Company Initiated Allowable Amount to each of SB or Yahoo if SB and/or Yahoo requested inclusion of their Registrable Securities in such Offering Document, on a pro rata basis based on the total number of Registrable Securities then held by each such Holder;
(ii)          second, if either of SB or Yahoo requests inclusion of their Registrable Securities in an amount less than the pro rata amount permitted in Section 4.5(i), then up to the remaining Company Initiated Allowable Amount to the other Holder;
(iii)         third, up to the remaining Company Initiated Allowable Amount, if any, to the Company; and
(iv)         fourth, up to the remaining Company Initiated Allowable Amount, if any, pro rata among the other Holders on the basis of the number of shares requested to be included in the underwriting by each such other Holder.
4.6          Withdrawal. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least twenty (20) days prior to the effective date of the Offering Document. Any Registrable Securities excluded or withdrawn from such underwriting shall not be excluded and withdrawn from the registration.
4.7          Expenses. All Registration Expenses incurred in connection with an offering pursuant to this Section 4 shall be borne by the Company. The Company and each Holder participating in an offering pursuant to this Section 4 shall bear its proportionate share (based on the total number of shares sold in such offering) of all discounts and commissions payable to underwriters or brokers in connection with such offering.
4.8          Additional Investors' Rights. The Parties shall negotiate in good faith registration rights substantially similar to, and in any event no more favorable to, those included in this Section 4 for holders of Shares and other Equity Interests issued by the Company after the date of the Share Repurchase Agreement and on or before the date of this Agreement.
5.	Registration Form S-3 or Form F-3
5.1          Efforts. After a US Initial Public Offering, if any, for so long as the Company maintains a listing on the New York Stock Exchange or NASDAQ, the Company shall use its reasonable best efforts to qualify for registration on Form S-3 or Form F-3 or any comparable or successor form or forms.
5.2          Request. After the Company has qualified for the use of Form S-3 or Form F-3, the Holders shall have the right to request registrations on Form S-3 or Form F-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders) (the Holders making such request, hereafter the "Initiating Holders"); provided, however, that the Company shall not be obligated to effect any such registration if
(i)           the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 or Form F-3 at an aggregate price to the public of less than US$250,000,000; or
(ii)          in the event that the Company shall furnish the certification described in Section 5.4(ii) (but subject to the limitations set forth therein).
5.3          Notice. If a request complying with the requirements of Section 5.2 is delivered to the Company, the Company will:
(i)           promptly give written notice of the proposed registration to all other Holders; and
(ii)          as soon as practicable, use its reasonable best efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under the applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.
5.4          Jurisdiction and Timing. The Company shall not be obligated to effect, or to take any action to effect, any such Registration pursuant to this Section 5:
(i)           in any particular jurisdiction in which the Company would be required solely as a result of such Registration to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act; and
(ii)          during the period starting with the date sixty (60) days prior to the Company's good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-Initiated Marketed Offering; provided that the Company is actively employing in good faith all reasonable efforts to cause a Company Initiated Marketed Offering to be executed or completed.
5.5          Deferral. Subject to the limitations set forth in Section 5.1, 5.2 and 5.4, the Company shall file a Registration Statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders; provided, however, that if
(i)           in the good faith judgment of the Board, such registration or maintaining in effect any registration would be seriously detrimental to the Company and the Board concludes, as a result, that it is essential to defer the filing of such Registration Statement at such time; and
(ii)          the Company shall furnish to such Holders a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is, therefore, essential to defer the filing of such Registration Statement then the Company shall have the right to defer such filing for the period during which such disclosure would be seriously detrimental, provided that (except as provided in Section 5.4(ii) above) the Company may not defer the filing for a period of more than ninety (90) days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than twice in any twelve (12) month period; and provided further, that during such ninety (90) day period the Company shall not file a registration statement with respect to the public offering of securities of the Company.
5.6          Other Securities. The Registration Statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 5.3, include other securities of the Company with respect to which registration rights have been granted, and may include securities of the Company being sold for the account of the Company.
5.7          Expenses. Subject to the foregoing, the Company shall file a Form S-3 or Form F-3 Registration Statement covering the Registrable Securities and other securities so requested to be registered pursuant to this Section 5 as soon as practicable after receipt of the request or requests of the Holders for such registration. The Company shall pay all Registration Expenses incurred in connection with any registration and offering requested pursuant to this Section 5.
5.8          Forms S-3 and F-3; Termination. Form S-3 and Form F-3 registrations shall not be deemed to be demand registrations as described in Section 3 above. If the Company consummates a Qualified IPO outside of the U.S., then the provisions of Section 5 shall automatically terminate and the Holders shall have no rights, and the Company shall have no obligations, under any provision of Section 5.
6.	Company Obligations
6.1          Company Obligations. Whenever required to effect the registration or sale of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible take the following actions, to the extent applicable to the registration or sale in the relevant jurisdiction:
(i)           in the case of a registration and offering pursuant to the Securities Act, prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use reasonable and diligent efforts to cause such Registration Statement to become effective, not later than one hundred and eighty (180) days after the registration request made by one (1) or more Holders pursuant to section 3, and not later than ninety (90) days after the registration request made by one (1) or more Holders pursuant to section 5, and, upon the request of the Holders of more than fifty percent (50%) of the Registrable Securities registered thereunder, keep such Registration Statement effective for up to one hundred eighty (180) days or, if earlier, until the Holder or Holders have completed the distribution related thereto;

(ii)          in the case of a proposed listing of the Ordinary Shares on the Hong Kong Stock Exchange, prepare and file with the Hong Kong Stock Exchange a Form A1 with respect to the Ordinary Shares and use reasonable and diligent efforts to cause the Listing Committee and the Listing Division of the Hong Kong Stock Exchange to grant its approval-in-principal for such listing, not later than one hundred and eighty (180) days (or such later time as agreed between the Company and the Holders) after the filing request made by one (1) or more Holders pursuant to Section 3;
(iii)         in the case of a registration and offering pursuant to the Securities Act, prepare and file with the SEC such amendments (including post-effective amendments) and supplements to such Registration Statement and the prospectus or prospectus supplement used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement;
(iv)         in the case of a proposed listing of the Ordinary Shares on the Hong Kong Stock Exchange, prepare and file with the Hong Kong Stock Exchange such amendments and supplements to such Form A1 and the prospectus used in connection with such Form A1 as may be necessary to comply with the provisions of the Hong Kong Listing Rules, the Companies Ordinance of Hong Kong and the Securities and Futures Ordinance of Hong Kong;
(v)          furnish to the Holders such number of copies of the applicable Offering Document and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act or the Hong Kong Listing Rules, the Companies Ordinance of Hong Kong and the Securities and Futures Ordinance of Hong Kong, as the case may be, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration;
(vi)         in the case of a registration and offering pursuant to the Securities Act, otherwise use its reasonable best efforts to comply with the Securities Act, the Exchange Act and any other applicable rules and regulations of the Commission, and make available to the securities holders, as soon as reasonably practicable, an earning statement covering the period of at least twelve (12) months after the effective date of such Registration Statement, which earning statement shall satisfy Section 11(a) of the Securities Act and any applicable regulations thereunder, including Rule 158;
(vii)       use reasonable and diligent efforts to register and qualify the securities covered by such Offering Document under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, to keep such registration or qualification in effect for so long as the applicable Offering Document remains in effect, and to take any other action which may be reasonably necessary to enable such Holders to comply with applicable Law in consummating the disposition in such jurisdictions of the securities owned by such Holders; provided that the Company shall not be required solely as a result of such registration or as a condition thereto to qualify to do business, subject itself to general taxation or to file a general consent to service of process in any such states or jurisdictions;
(viii)      appoint a qualified independent underwriter, if necessary under the circumstances or if reasonably requested by the Holders more than fifty percent (50%) of the Registrable Securities in any Registration made pursuant to the terms hereof;

(ix)         in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in the usual and customary form, with the managing underwriter(s) of such offering;
(x)          in the case of a registration and offering pursuant to the Securities Act, promptly notify each Holder of Registrable Securities covered by such Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement or the prospectus supplement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statements were made, not misleading, and as promptly as practicable prepare and furnish to such Holders a reasonable number of copies of a supplement to or amendment of such prospectus or prospectus supplement as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statements were made, not misleading;
(xi)         furnish, at the request of any Holder requesting registration or sale of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the Offering Document with respect to such securities becomes effective,
(a)          an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities; and
(b)          a "comfort" letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to-the Holders requesting registration of Registrable Securities.
(xii)        in the case of a registration and offering pursuant to the Securities Act, use its reasonable best efforts to list such Registrable Securities on each stock or securities exchange on which any equity security of the Company is then listed, if such securities are already so listed, or, if the Company does not have a class of equity securities listed on a United States stock or securities exchange, apply for qualification and use its reasonable best efforts to qualify Registrable Securities being registered for inclusion on the National Market System/NASDAQ and thereafter to maintain such listing;
(xiii)       at any time when a Holder provides notice to the Company that it intends to make a disposition of its Registrable Securities under a listing with The Stock Exchange of Singapore or the Hong Kong Stock Exchange, use all reasonable and diligent efforts to list the Ordinary Shares on the relevant stock or securities exchange and comply with all applicable securities or other laws of the relevant jurisdiction applicable to such jurisdiction and the rules and regulations of such stock or securities exchange, and furnish to the Holders such number of copies of prospectuses and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such Registration;
(xiv)       in the case of a registration and offering pursuant to the Securities Act, make available to the appropriate representatives of the managing underwriter and selling Holders access to such information and Company personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, that the Company need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with the Company reasonably satisfactory to the Company;
(xv)        in the case of a registration and offering pursuant to the Securities Act, provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date, as declared by the SEC, of such registration;
(xvi)       in the case of a registration and offering pursuant to the Securities Act, promptly advise each Holder holding Registrable Securities covered by such registration, (1) when the applicable Registration Statement is filed or any amendment thereto has been filed with the SEC and when such Registration Statement or any post-effective amendment thereto has become effective, (2) of any request by the SEC for amendments or supplements to such Registration Statement or the prospectus included therein or for additional information, (3) of the issuance by the SEC of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose, and (4) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the registration or qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;
(xvii)      in the case of a registration and offering pursuant to the Securities Act, after the Company shall receive notice or obtain knowledge of, of the issuance of any stop order by the SEC, promptly use its reasonable efforts to prevent the issuance of such stop order or to obtain its withdrawal if such stop order should be issued; and
(xviii)     in the case of an offering and listing other than in Hong Kong or the United States, file the applicable Offering Documents and take such other comparable actions as set forth in this Section 6.1 as are necessary in the applicable jurisdiction in connection with the offering.
6.2          Termination. If the Company consummates a Qualified IPO outside of the U.S., then the provisions of Section 6.1 applicable to registrations and offerings pursuant to the Securities Act shall automatically terminate and the Holders shall have no rights, and the Company shall have no obligations, under any such provisions.
7.	Provision of Information
7.1          Provision of Holder Information. It shall be a condition precedent to the obligations of the Company to take any action hereunder that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities and for the Company to perform its obligations hereunder, including the inclusion of information about such Holder in any Offering Document.
7.2          Obligations in Connection with Public Offering. If the Company has elected to offer the Registrable Securities in a Public Offering in the United States each Holder whose Registrable Securities are included in the Registration Statement shall, as promptly as reasonably practicable, notify the Company, at any time when a prospectus relating to a Registration Statement is required to be delivered (or deemed delivered) under the Securities Act, of the occurrence of an event, of which such Holder has knowledge, relating to such Holder or its disposition of Registrable Securities thereunder requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered (or deemed delivered) to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
7.3          Suspension of Use. Each Holder agrees that, upon receipt of any written notice from the Company of the occurrence of any event of the kind described in Section 6.1(x), such Holder will forthwith discontinue the disposition of its Registrable Securities pursuant to the Offering Document until such Holder's receipt of the copies of the supplemented or amended prospectus or Offering Document.
8.	Delay of Registration
No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy or dispute that might arise with respect to the interpretation or implementation of this Agreement.
9.	Indemnification
9.1          In the event any Registrable Securities are included in an Offering Document under Section 3,4 or 5, to the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, the Hong Kong Listing Rules, the Companies Ordinance of Hong Kong and the Securities and Futures Ordinance of Hong Kong, or any other securities or other law of any jurisdiction, common law or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, "Violations" and, individually, a "Violation"):
(i)           any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference in any Offering Document, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any document incorporated by reference therein;

(ii)          the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or
(iii)         any violation or alleged violation by the Company of the Securities Act, the Exchange Act, the Hong Kong Listing Rules, the Companies Ordinance of Hong Kong and the Securities and Futures Ordinance of Hong Kong, or any other securities or other law of any jurisdiction, common law or otherwise, or any rule or regulation promulgated under the Securities Act, the Exchange Act, the Hong Kong Listing Rules, the Companies Ordinance of Hong Kong and the Securities and Futures Ordinance of Hong Kong, or any such other laws, in connection with the offering covered by such Offering Document;
and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 9.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.
9.2          In the event any Registrable Securities are included in an Offering Document under Section 3, 4 or 5, to the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the Offering Document, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such Offering Document or any of such other Holder's partners, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or any other securities or other law of any jurisdiction, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with information furnished by such Holder in writing (whether through written documentation or any electronic form) and specifically stated to be expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that
(i)           the indemnity agreement contained in this Section 9.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and
(ii)          the total amounts payable in indemnity by a Holder under this Section 9.2, together with any amounts payable under Section 9.3 in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.
9.3          Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed; to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses, which are reasonably incurred, to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding or if, and for such period, such indemnified party was required to retain counsel prior to the indemnifying party's retention of counsel.
9.4          The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of its liability to the indemnified party under this Section 9 only if and to the extent it is prejudicial to its ability to defend such action, and the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 9. In no event shall any indemnity under Section 9.3 exceed the net proceeds received by such Holder in the registered offering out of which such violation arises.
9.5          The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the Registration Statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.
9.6          In order to provide for just and equitable contribution to joint liability under the Securities Act, in any case in which either
(i)          any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced or is unavailable in such case notwithstanding the fact that this Section 9 provides for indemnification in such case; or

(ii)          contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 9;
then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations; provided, however, that, in any such case
(a)          the relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party;
(b)          no such Holder will be required to contribute any amount in excess of the total public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such Registration Statement; and
(c)          no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.
9.7          The obligations of the Company and Holders under this Section 9 shall survive the completion of any offering of Registrable Securities in a Registration Statement, and otherwise. No indemnifying party, in the defence of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which admits fault on behalf of the indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
10.	"Market Stand-Off" Agreement
10.1          In the case of any underwritten offering initiated by the Company (a "Company Initiated Marketed Offering"), to the extent that the Company and the Management Members (the "Lockup Parties") enter into the same or more restrictive agreements and are subject to the same restrictions as set forth in this Section 10.1, each Holder (whether or not such Holders seeks to or does include Shares in such offering) hereby agrees that it shall not, to the extent requested by the Company or the joint global coordinators or the underwriters of the underwritten offering, sell or otherwise transfer or dispose of any Registrable Securities (other than to donees or partners of the Holder who agree to be similarly bound) for up to one hundred eighty (180) days from the listing date in respect of the underwritten offering (or, for Yahoo, SB and the Management Members in the case of an Initial Public Offering, for up to one (1) year from the listing date in respect of the underwritten offering); provided, however, that upon any waiver of such obligations of any Lockup Party or any five percent (5%) Shareholder by all parties entitled to enforce such obligations, all Holders will be automatically released from all such waived obligations. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters the extent necessary to give further effect to this Section 10.1.
10.2          In order to enforce the foregoing covenant, the Company shall have the right to place the following restrictive legend on the certificates representing the shares subject to this Agreement and to impose stop transfer instructions with respect to the Registrable Securities and such other shares of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period:
In the event the Qualified IPO involves a listing on a U.S. national securities exchange:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE (SUBJECT TO CERTAIN EXCEPTIONS) SUBJECT TO A LOCK-UP PERIOD OF UP TO [ ] DAYS AFTER THE EFFECTIVE DATE OF THE ISSUER'S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE UNDERWRITERS AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER'S PRINCIPAL OFFICE.
10.3          In the event the Qualified IPO involves a listing on the Hong Kong Stock Exchange, in addition to the other restrictions set forth in this Agreement, any shareholder of the Company who individually holds more than 30% or more of the issued share capital of the Company (a "Controlling Shareholder") at the time of submission of Form A1 shall not, and shall procure that the relevant registered holder shall not, without the prior written approval of the Hong Kong Stock Exchange:
(a)          within six months from the Listing Date dispose of, nor enter into any agreement to dispose of or otherwise create any options, rights, interests or encumbrance in respect of, any of the Ordinary Shares in respect of which the Controlling Shareholder is shown in the prospectus to be the beneficial owner; and
(b)          in the period of six months commencing on the date on which the period referred to in sub-paragraph (a) above expires, disposes of, nor enter into any agreement to dispose of or otherwise create any options, rights, interests or encumbrances in respect of, any of the Ordinary Shares if, immediately following such disposal or upon the exercise of enforcement of such options, rights, interests or encumbrances, the Controlling Shareholder would cease to be a controlling shareholder (as defined in the Hong Kong Listing Rules) of the Company;
provided, however, that the restrictions under this Section 10.3 shall not apply to (i) the sale of Ordinary Shares pursuant to an exercise of the over-allotment option in connection with the Qualified IPO (to the extent such option is granted by such shareholder); (ii) the exercise of any options granted, or the grant of any options, in each case under any share option scheme of the Company or such shareholder; and (iii) any situations that may be covered by the exceptions to the lock-up requirement imposed by Rule 10.07 of the Hong Kong Listing Rules (including, without limitation, Note (2) to Rule 10.07) or any successor rule thereto.

11.	Resale Rights and Marketing Support.
11.1          Resale Rights. Subject to the provisions of this agreement and any other agreement to which a Holder is a party, each Holder shall have the right to sell, transfer or otherwise dispose of all or a portion of its Registrable Securities either pursuant to private sales to third-parties or sales in the open market, including in an underwritten offering. Any such sales, transfers or other dispositions (other than private dispositions not executed or recorded on a public exchange or quotation service) resulting in proceeds of an amount greater than US$250,000,000 in the aggregate over any 90-day period shall constitute a "Large Resale."
11.2          Marketing Support. Subject to Section 10.1, at any time after an Initial Public Offering, each of SB and Yahoo may submit to the Company a written request that the Company enable the sale of such Holders' Registrable Securities in the jurisdiction in which the Initial Public Offering and listing of Shares have occurred or, if different, in such other jurisdiction of the primary exchange upon which the Shares are then listed or admitted for trading (excluding any listing or admission not sought or sponsored by the Company) (whichever of SB or Yahoo who submits such request, the "Demand Initiating Holder" and the other of SB, or Yahoo, the "Non-Demand Initiating Holder"); provided, that (i) the anticipated aggregate public offering price (before any underwriting discounts and commissions) of the Registrable Securities requested by the Demanding Initiating Holder to be registered or sold pursuant to such request must be not less than US$1,000,000,000; and (ii) the number of Registrable Securities requested by the Demand Initiating Holder to be registered or sold pursuant to such request must not exceed the lesser of (x) 0.08 multiplied by the aggregate number of Shares issued and outstanding on the date of the demand and (y) one-half of the aggregate number of Shares owned by Yahoo and its Affiliates immediately following the completion of the Initial Public Offering (pro forma for, and giving effect to, completion of the IPO Repurchase or IPO Sale as such terms are defined in the Share Repurchase Agreement) (such amount in clause (ii), the "Maximum Amount" and such offering, a "Demand Marketed Offering"). The Company shall, within twenty (20) days after the receipt of such written request give written notice of such request to all Holders and if such Demand Marketed Offering is in connection with an underwritten offering, include in such offering all Registrable Securities which Holders request to be included in such offering by written notice given by such Holders to the Company within twenty (20) days after receipt of such notice. If a Demand Marketed Offering is in connection with an underwritten offering, then the provisions of Sections 3.3 through 3.8 shall apply. In connection with a Demand Marketed Offering, the Holder demanding such Registration shall be entitled to request, and if so requested the Company shall, cooperate with the Holder in the sale, transfer or other disposition of the Holder's Registrable Securities and take such actions as the Holder may reasonably request (including, if applicable, by filing an Offering Document) to facilitate the orderly sale, transfer or other disposition of such Registrable Securities, including, without limitation, (i) facilitating and participating in "road shows," investor presentations, marketing events and other customary selling efforts as such Holder may reasonably request in order to facilitate such sale, transfer or other disposition; (ii) releasing announcements as required by the Securities Act and the Hong Kong Listing Rules or any other applicable law; (iii) promptly responding to questions raised by any Governmental or Regulatory Authority or stock or securities exchange, including the Hong Kong Stock Exchange or other applicable exchange and otherwise complying with any directions or orders given by such Governmental or Regulatory Authority; (iv) suspending the Ordinary Shares from trading on the Hong Kong Stock Exchange to the extent required under the Hong Kong Listing Rules in order to facilitate a sale, transfer or other disposition of Registrable Securities during trading hours in Hong Kong; and (v) if the securities of the Company are listed on a securities or stock exchange other than in the United States or the Hong Kong Stock Exchange, customary marketing actions in connection with the sale, transfer, or disposition of securities of an issuer listed or registered on such stock or securities exchange consistent with the preceding (i) through (iv) (any such efforts, "Marketing Efforts,").
11.3          Holder Cooperation. If any Holder determines to sell its Registrable Securities, then, so far as is reasonably practicable and subject to the Holder having received cooperation from the Company pursuant to Section 11.2, the Holder shall cooperate with the reasonable requests of the Company with a view to ensuring that such transfer is effected as an orderly disposal. If, in connection with a Demand Marketed Offering initiated by a Holder, the Company refuses to take an action which such Holder reasonably requests under Section 11.2 and which is reasonably required for such transfer to be effected as an orderly disposal, then, subject to the limitations in Section 11, such Holder shall have no obligation under this Agreement or otherwise to effect such transfer in an orderly manner if not reasonably practicable.
11.4          Block Trades. Neither Yahoo, YHK, SB nor any Management Member shall dispose of or sell Shares in any block trade or similar disposition (other than private dispositions not executed or recorded on a public exchange or quotation service) (a "Public Block Trade") if either (i) the number of Shares disposed or sold would exceed the Maximum Amount or (ii) without consent of the Company, the per share price is less than 0.92 multiplied by the most recent prior closing price per Share on the principal exchange on which the Company's shares are listed.
11.5          Certain Limitations. No Holder may effect (i) a sale, transfer or disposition pursuant to a Demand Marketed Offering, (ii) a Public Block Trade or (iii) a Large Resale, within one-hundred and eighty (180) days of the completion of any prior (x) sale, transfer or disposition by such Holder pursuant to a Demand Marketed Offering, (y) Public Block Trade of such Holder, or (z) the date of the final sale, transfer or other disposition made in connection with a Large Resale by such Holder.
12.	Limitation on Subsequent Registration Rights
After the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then Outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder demand registration rights senior to, or in parity with, those granted to the Holders hereunder. This Agreement supersedes all prior registration rights agreements to which the Company and any Holder is a party, including, without limitation, the Registration Rights Agreement entered into on February 6, 2002 between the Company and certain parties named in Schedule 1 thereto, as joined, and the Registration Rights Agreement entered into on September 21, 2004 between the Company and certain parties named in Schedule 1 thereto and the 2005 RRA.

13.	Termination of the Company's Obligations
The Company shall have no obligations pursuant to Section 3, 4, 5 or 11 with respect to:
(i)           any request or requests for registration made by any Holder on a date more than seven (7) years after the closing date of the Company's US Initial Public Offering; or
(ii)          any Registrable Securities proposed to be sold by a Holder in a registration or sale pursuant to Sections 3, 4 or 5 if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may be sold in a three-month period without registration under the Securities Act pursuant to Rule 144 or Regulation S under the Securities Act.
14.	Rule 144 Reporting
14.1          With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, if there is a U.S. Initial Public Offering, the Company agrees to use its reasonable efforts to:
(i)           make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;
(ii)          file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and
(iii)         so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.
15.	Assignment and Amendment
15.1          The rights of a Holder under this Agreement may be assigned to any Person in connection with the transfer to such Person of at least 200,000 Shares (as adjusted for share splits, dividends, share combinations and the like), provided, however that
(i)           any such assignee shall receive such assigned rights with the benefit of and subject to all the terms and conditions of this Agreement; and
(ii)          no rights are assignable to a Competitor.
The Holder shall provide the Company with written notice promptly after such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned.

15.2          Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in particular instance and either retroactively or prospectively) only with the written consent of the holders of at least seventy percent (70%) of the Shares. Any amendment or waiver effected in accordance with this Section 15.2 shall be binding upon each Investor, each Holder, each permitted successor or assignee of such Investor or Holder and the Company.
16.	Notices
16.1          Each notice, demand or other communication to be given or made under this Agreement shall be in writing and delivered or sent to the Company at its address or facsimile number set out below (or such other address or facsimile number as the Company has by five (5) days' prior written notice specified to the Investors):
To the Company:	Alibaba Group Holding Limited
c/o Alibaba Group Services Limited
Address:	26/F, Tower One, Times Square

1 Matheson Street
Causeway Bay, Hong Kong
Attention:	Chief Financial
Officer General Counsel
Facsimile:	+852-2215-5200
16.2          Each notice, demand or other communication to be given or made under this Agreement shall be in writing and delivered or sent to each Shareholder at its address or facsimile number set out against its name in the second column in Schedule 1 (or such other address or facsimile number as such Shareholder has by five (5) days' prior written notice specified to the Company and the other Shareholders).
16.3          Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered: (a) if given or made by letter, when actually delivered to the relevant address; and (b) if given or made by facsimile, when dispatched with confirmation of successful transmission.
17.	Entire Agreement
This Agreement, together with all the Schedules hereto, constitutes and contains the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the Parties respecting the subject matter hereof, other than the New Shareholders Agreement (as defined in the Share Repurchase Agreement) and, in the case of Yahoo and the Company, the Share Repurchase Agreement.
18.	Severability
If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.
19.	Delays or Omissions
It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Holder, upon any breach, default or non-compliance of the Company under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or non-compliance, or any acquiescence therein, or of any similar breach, default or non-compliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any Holder's part of any breach, default or non-compliance under this Agreement or any waiver on such Holder's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law or otherwise afforded to the Holders, shall be cumulative and not alternative.
20.	Third Parties
Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.
21.	Successors and Assigns
Subject to the provisions of Section 15.1, the provisions of this Agreement shall inure to the benefit of and shall be binding upon, the successors and permitted assigns of the Parties, except that the Company may not transfer any of its rights or obligations under this Agreement.
22.	Counterparts
This Agreement may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument. Immediate evidence that a counterpart has been executed may be provided by transmission of such counterpart by facsimile machine with the original executed counterpart(s) to be forthwith put in the mail or delivered to the other Parties.
23.	Costs and Attorney's Fees
23.1          Each Party shall bear its own costs and expenses in connection with the preparation, negotiation, execution, delivery and performance of this Agreement.
23.2          In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing Party shall recover all of such Party's costs and attorney's fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

24.	Aggregation of Shares
All shares held by affiliated entities or persons shall be aggregated together for the purposes of determining the availability of any rights under this Agreement.
25.	Governing Law
The internal laws, and not the laws of conflicts (other than Section 5-1401 of the General Obligations Law and any successor provision thereto), of the State of New York shall govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Parties hereunder.

IN WITNESS WHEREOF the following Shareholders consent to the amendment and restatement of the 2005 RRA set forth in this Agreement as of the date first written above.
THE COMPANY

ALIBABA GROUP HOLDING LIMITED

By:	/s/ Joseph C. Tsai
Authorized Representative
Name: Joseph C. Tsai
Designation:

SHAREHOLDERS HOLDING AT LEAST 70% OF THE SHARES IN AGGREGATE

PARUFAM LIMITED

By:	/s/ Joseph C. Tsai
Authorized Representative
Name: Joseph C. Tsai
Designation:

MFG LIMITED

By:	/s/ Joseph C. Tsai
Authorized Representative
Name: Joseph C. Tsai
Designation:

PMH HOLDING LIMITED

By:	/s/ Joseph C. Tsai
Authorized Representative
Name: Joseph C. Tsai
Designation:

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

JACK MA YUN

By:	/s/ JACK MA YUN

JC PROPERTIES LIMITED

By:	/s/ Zhang Ying
Authorized Representative
Name: Zhang Ying
Designation:

JSP INVESTMENT LIMITED

By:	/s/ Zhang Ying
Authorized Representative
Name: Zhang Ying
Designation:

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

SOFTBANK CORP.

By:	/s/ Masayoshi Son
Authorized Representative
Name: Masayoshi Son
Designation: Chairman & CEO

SB CHINA HOLDINGS PTE LTD

By:	/s/ Chauncey Shey
Authorized Representative
Name: Chauncey Shey
Designation: Director

SOFTBANK BB CORP.

By:	/s/ Ken Miyauchi
Authorized Representative
Name: Ken Miyauchi
Designation: Representative Director & COO

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

SOFTBANK BB CORP.

By:	/s/ Ken Miyauchi
Authorized Representative
Name: Ken Miyauchi
Designation: Representative Director & COO

YAHOO! INC.

By:	/s/ Timothy R. Morse
Authorized Representative
Name: Timothy R. Morse
	Designation:	Executive Vice President and Chief Financial Officer

YAHOO! HONG KONG HOLDINGS LIMITED

By:	/s/ Jeroen Peter Johan Kuipers
Authorized Representative
Name: Jeroen Peter Johan Kuipers
Designation: Director

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

SCHEDULE 1
THE SHAREHOLDERS
Name of Shareholder(1)	Registered Address / Correspondence Address
Parufam Limited	House C
No. 70 Deep Water Bay Road
Hong Kong

MFG Limited	House C
No. 70 Deep Water Bay Road
Hong Kong

PMH Holding Limited (f/k/a PEME Holding Limited)	c/o Trident Chambers
P. O. Box 146, Road Town
Tortola, British Virgin Islands

Jack Ma Yun	18-19/F, Xihu International Building
391 Wener Road
Hangzhou 310099
People's Republic of China

JC Properties Limited (f/k/a Netking Corp.)	6/F Chuangye Mansion
East Software Park
99 Huaxing Road
Hangzhou 310012
People's Republic of China

JSP Investment Limited	c/o. P.O. Box 916, Woodbourne Hall
Road Town, Tortola
British Virgin Islands

Impresa Fund I LLC (f/k/a Fidelity Investors II Limited Partnership)	82 Devonshire Street
Boston MA02109
USA

FIL Limited (f/k/a Fidelity International Limited)	Pembroke Hall
42 Crow Lane
Pembroke HM19
Bermuda

Fidelity Greater China Ventures Fund L.P.	Pembroke Hall
42 Crow Lane
Pembroke HM19
Bermuda

SOFTBANK CORP.	24F Tokyo Shiodome Bldg
1-9-1 Higashi-Shimbashi
Minato-Ku
Tokyo 105-7303
Japan

Softbank BB Corp.	24F Tokyo Shiodome Bldg
1-9-1 Higashi-Shimbashi
Minato-Ku
Tokyo 105-7303
Japan

SB China Holdings Pte Ltd.	Unit A-C15/F Human Empire Plaza
728 Yan An Xi Road
Shanghai
People's Republic of China

Wei, Connie	Upper House 3 La Hacienda
27 Mt Kellett Road
The Peak
Hong Kong

Cheng, Sheng-Ming	c/o Amy Yeh
No. 121 Hong Xu Road
Shanghai 201103
People's Republic of China

Deemwell International Limited	c/o HSBC Trustee (Hong Kong) Limited
L13 1 Queen's Road Central
Hong Kong

CSS Development Limited	P.O. Box 916
Woodbourne Hall
Road Town
Tortola
British Virgin Islands

Yahoo! Inc.	701 First Avenue
Sunnyvale, CA 94089 USA

Yahoo! Hong Kong Holdings Limited (f/k/a Yahoo! Holdings (Hong Kong) Limited)	Room 2802 Sunning Plaza 10 Hysan Avenue
Causeway Bay
Hong Kong
________________________
(1)	Except as otherwise noted, the shareholder was a signatory to the 2005 RRA and listed on Schedule 1 thereto.